Exhibit 2.2

CONSENT

This Consent (this “Consent”) is entered into as of March 10, 2024, by and among OpSec Holdings, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“Pubco”), Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“OpSec”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), Mill Reef Capital Fund SCS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”, and together with ITSF, the “OpSec Shareholders”), and Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company incorporated with limited liability, with registered number 373300 and whose registered office is at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“SPAC”), and, solely for purposes of Sections 1, 3 and 4 through 10, Crane NXT, Co., a Delaware corporation (“NXT”, together with Pubco, the Company, the OpSec Shareholders and SPAC, collectively, the “Parties” and individually a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of April 25, 2023 (the “Original Business Combination Agreement”), by and among the Parties, Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands, and wholly-owned Subsidiary of Pubco, Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands, and wholly-owned Subsidiary of Pubco, Orca Midco Limited, a private limited company incorporated under the Laws of England and Wales having its registered office at 40 Phoenix Road, Washington, Tyne & Wear, United Kingdom, NE38 0AD (“Orca Midco”), and Orca Bidco Limited, a private limited company incorporated under the Laws of England and Wales and a Subsidiary of OpSec (“Orca Bidco”), as amended by that certain First Amendment to the Business Combination Agreement, dated as of December 14, 2023 (the “First BCA Amendment” and, the Original Business Combination Agreement, as amended by the First BCA Amendment, the “Business Combination Agreement”), pursuant to which, among other things, the Parties and the other parties to the Business Combination Agreement would effect a business combination resulting in SPAC and OpSec becoming wholly-owned Subsidiaries of Pubco;

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement;

WHEREAS, on February 8, 2024, OpSec, NXT and SPAC (as to certain provisions) entered into a Confidentiality Agreement (the “Confidentiality Agreement”);

WHEREAS, it is proposed that Orca Midco enter into a stock purchase agreement (the “SPA”) with NXT (or an Affiliate thereof), pursuant to which, among other things, Orca Midco will sell, and NXT (or an Affiliate thereof) will purchase, all of the issued and outstanding Equity Securities of Orca Bidco (the “Transaction”);

WHEREAS, in connection with the proposed Transaction and prior to the execution and delivery of the SPA, it is proposed that OpSec complete the Pre-Transaction Reorganization (as defined below); and

WHEREAS, in connection with the proposed Transaction, and concurrently with the execution and delivery of the SPA, it is proposed that the Parties enter into that certain Second Amendment to the Business Combination Agreement (the “Second BCA Amendment”).

NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth in this Amendment and intending to be legally bound hereby, the Parties agree as follows:

1. SPAC hereby irrevocably and unconditionally consents, for all purposes pursuant to the Business Combination Agreement and the Confidentiality Agreement, to:

(a)

OpSec undertaking a pre-transaction reorganization pursuant to which, among other things, Orca Bidco transfers its Equity Securities in Orca Holding Denmark ApS to Orca Midco, strictly in accordance with (and as more fulsomely described in) the reorganization step plan attached hereto as Schedule I (the “Reorganization Step Plan”, and such reorganization contemplated thereby, the “Pre-Transaction Reorganization”);

(b)

Orca Midco entering into the SPA with NXT (or an Affiliate thereof); provided, that the form of such agreement is approved in writing by SPAC prior to its execution (email from counsel for SPAC being sufficient);

(c)

Orca Bidco entering into a letter agreement with NXT (or an Affiliate thereof) relating to a fee that may become payable by Orca Bidco in respect of the Transaction, provided, that the form of such agreement is approved in writing by SPAC prior to its execution (the “Letter Agreement”) (email from counsel for SPAC being sufficient); and

(d)	Orca Midco consummating the Transaction upon the terms and subject to the conditions (other than those conditions waived by NXT) expressly set forth in the SPA.

2. If the transactions contemplated by the SPA, including the Transaction, are consummated, then SPAC, on behalf of itself and its controlled Affiliates, hereby releases, relinquishes, and discharges any and all existing or potential claims, causes of action and damages against Orca Bidco and any other entity of OpSec acquired by NXT (or an affiliate thereof) in the Transaction and each of their respective past, present or future directors, officers and employees, in each case, solely in respect of matters related to the Pre-Transaction Reorganization, the Transaction, the Letter Agreement and the Business Combination Agreement.

3. SPAC, on behalf of itself and its controlled Affiliates, hereby releases, relinquishes, and discharges any and all existing or potential claims, causes of action and damages against NXT and its Affiliates and each of their respective past, present or future directors, officers, employees and representatives, in each case, solely in respect of matters related to the Transaction arising or occurring prior to the execution of the SPA.

4. This Consent and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

5. Any Action based upon, arising out of or related to this Consent or the Transactions must be brought in the state and federal courts sitting in the State of New York located in New York County and the United States District Court for the Southern District of the State of New York, respectively, and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (d) agrees not to bring any Action arising out of or relating to this Consent or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.

6. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS CONSENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONSENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

7. This Consent shall not be modified or amended except in a writing executed by each Party. No failure or delay by any Party in exercising any right, power, or privilege under this Consent shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power, or privilege. The terms, conditions, and covenants of this Consent shall be binding upon the Parties, their successors, and permitted assigns. This Consent may not be assigned by any Party without the prior written consent of the other Parties.

8. This Consent may be executed and delivered (including by email or other electronic transmission) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. This Consent will be deemed to be effective upon the execution and delivery of the Second BCA Amendment by all of the Parties, and if the Second BCA Amendment is not executed and delivered by all of the Parties, then this Consent will be null and void ab initio and of no force or effect.

10. This Consent, together with the Business Combination Agreement and, when executed, the Second BCA Amendment, contain the sole and entire agreement between the Parties as to its subject matter and supersedes and preempts any prior understandings, agreement, or representations by or among the Parties, written or oral, that might have related to the subject matter of this Consent in any way; provided, however, that the terms of the Confidentiality Agreement remain in effect.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Consent on the date first written above.

SPAC:

INVESTCORP EUROPE ACQUISITION CORP I

By:	/s/ Baroness Ruby McGregor-Smith
Name: Baroness Ruby McGregor-Smith
Title: Chief Executive Officer

[Signature page to Consent]

Pubco:

OPSEC HOLDINGS

By: The Director Ltd.

By:	/s/ Bonnie Willkom
Name:	Bonnie Willkom
Title:	Director

[Signature page to Consent]

OpSec:

ORCA HOLDINGS LIMITED

By: The Director Ltd.

By:	/s/ Bonnie Willkom
Name:	Bonnie Willkom
Title:	Director

[Signature page to Consent]

As OpSec Shareholder:

INVESTCORP TECHNOLOGY SECONDARY FUND 2018, L.P.

By: Investcorp Technology Secondary Fund 2018 GP Limited Partnership, its general partner

By: ITV Limited, its general partner

By:	/s/ Dean Clinton
Name:	Dean Clinton
Title:	Director

[Signature page to Consent]

As OpSec Shareholder:

MILL REEF CAPITAL FUND SCS

By: Mill Reef Capital GP Sàrl, its general partner

By:	/s/ Farid Ouahmed
Name:	Farid Ouahmed
Title:	Manager

By:	/s/ Thomas Zoratti
Name:	Thomas Zoratti
Title:	Manager

[Signature page to Consent]

For purposes of Sections 1, 3 and 4 through 10:

As NXT:

CRANE NXT, CO.

By:	/s/ Aaron W. Saak
Name:	Aaron W. Saak
Title:	President & Chief Executive Officer

[Signature page to Consent]